EXHIBIT 10.9

EXECUTION COPY

SECOND AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT is effective as of the 31st day of December, 2012 (the “Effective Date”) by and between Visant Holding Corp., a Delaware corporation (“Visant”), and Marc L. Reisch (hereinafter “Employee”).

WHEREAS, Employee was employed by and appointed an Executive Officer (as defined below) of Employer (as defined below) effective October 4, 2004, and Employee continues to be such an Executive Officer;

WHEREAS, Employee and Visant entered into an Executive Supplemental Retirement Agreement effective as of October 4, 2004 (the “Original Agreement”);

WHEREAS, such Original Agreement was previously amended and restated to reflect certain technical requirements of Code section 409A on December 10, 2008 and was further amended as of May 17, 2010 pursuant to the Marc L. Reisch 2010 Supplemental Executive Retirement Plan, effective May 17, 2010 (the “2010 SERP”);

WHEREAS, the Original Agreement is now being further amended and restated to reflect modifications to the calculation of the payments due hereunder in connection with certain actions being taken by Employer to freeze benefits under Employer’s tax-qualified defined benefit pension plan, which modifications include (i) freezing the benefit calculation hereunder and (ii) Employer waiving certain age and service requirements necessary to earn the benefit due hereunder;

WHEREAS, this Agreement supersedes the Original Agreement and prior amendments thereto, including those amendments contained in the 2010 SERP; and

WHEREAS, Employer and Employee intend that this Agreement comply with the requirements of Code section 409A.

NOW, THEREFORE, it was agreed and continues to be agreed as follows:

1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, the terms defined in this section have the meanings assigned to them and include the plural as well as the singular. Certain terms defining the parties hereto are defined in the first paragraph of this instrument.

A. “Base Salary” means the Employee’s annual rate of base salary from Employer as of December 31, 2012, exclusive of any and all other compensation paid or to be paid by an Employer including, but not limited to, bonuses, performance awards, vehicle allowances and financial services, and without regard to any elective deferral thereof pursuant to any benefit plan maintained by an Employer.

B. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

C. “Employer” means Visant Holding Corp. and all of its direct or indirect subsidiaries in which it directly or indirectly has at least an eighty percent (80%) ownership interest, and any other trade or business with whom which Visant Holding Corp. would be considered a single employer under Code section 414(b) or 414(c), including, without limitation, Jostens Inc.

D. “Executive Officer” means all corporate officers approved by the board of directors of Visant.

E. “Full-time Employment” means a year during which the Employee has actively worked for the Employer for at least one thousand (1,000) hours as an Executive Officer. A year shall be defined as a period of one year beginning on the first day of employment, or the effective date of the Original Agreement if later, and on each anniversary of that date.

F. “Named Beneficiary” means the beneficiary or beneficiaries specifically named and identified on the Employee’s group life insurance policies with Employer. In the event of multiple life insurance policies, the beneficiary designation(s) on the policy with the greatest dollar value will govern.

G. “Supplemental Retirement Benefit” means the benefit to be paid as described and pursuant to the calculations set out in Section 2 herein.

H. “Termination of Employment” means a severance of an Employee’s employment relationship with all Employers for any reason, other than on account of death (or for the avoidance of doubt, on account of Total Disability), provided such termination constitutes a “separation from service” within the meaning of Code section 409A, and any change in employment that is deemed to constitute a “separation from service” under Code section 409A.

I. “Time of Service” means the number of years spent by the Employee in Full-Time Employment beginning on the effective date of the Original Agreement and ending on (and including) December 31, 2012; provided that no credit will be allowed for Full-Time Employment or service which occurred prior to Employee’s attainment of the age of thirty (30).

J. “Total Disability” means total disability as determined under Employer’s Long-Term Disability Insurance Program, provided the Employee is “disabled” within the meaning of Code section 409A(a)(2)(C).

2. Supplemental Retirement Benefit. Effective as of the Effective Date, the Employee shall be fully vested in the Supplemental Retirement Benefit as defined herein. Subject to the foregoing, on the later to occur of (a) the Employee’s Termination of Employment and (b) the earlier of (i) (A) if the Employee’s Termination of Employment occurs prior to the date the Employee achieves age sixty (60), then on the date the Employee achieves age sixty (60) or (B) if the Employee’s Termination of Employment occurs after the date the Employee achieves age sixty (60) but prior to achieving age sixty-five (65), then on the date the Employee achieves age sixty-five (65) and (ii) a date that is within 90 days following the date of the Employee’s death or Total Disability (the applicable payment date, the “Payment Date”), the Employee shall be entitled to receive, in the form of a lump sum payment, an amount equal to the present value of the equal monthly installments otherwise payable to the Employee during his lifetime, where each such monthly payment would have been equal to (a) the product of (x) one percent (1%) of the Employee’s Base Salary, multiplied by (y) the Employee’s Time of Service with the Employer, all as determined using the actuarial assumptions used for purposes of determining a lump sum payment under the Jostens Pension Plan C, as in effect on December 31, 2012.

3. Survivor Benefit. If the Employee has experienced a Termination of Employment or a Total Disability before the Employee’s death, whether or not the payment of the Supplemental Retirement Benefit has commenced, then upon the Employee’s death, Employer shall pay to the Employee’s surviving spouse, if any, monthly Supplemental Retirement Benefit payments equal to fifty percent (50%) of the monthly Supplemental Retirement Benefit that the Employee was receiving or would have received had the Employee’s benefit pursuant to Section 2 or Section 5, as applicable, commenced prior to the Employee’s death and not been paid out in a lump sum. The first payment shall be due as of the later of (a) the calendar month during which the Employee died and (b) the date as of which payment would have been made to the Employee pursuant to Section 2 or Section 5, as applicable. Payments to the Employee’s surviving spouse shall cease in the month during which the Employee, if living, would have attained age 80 or the month in which the spouse dies, whichever comes earlier.

For purposes of the survivor benefit to be paid under this Section 3, the only person eligible for this benefit shall be the then living current spouse of the Employee. No survivor benefit payments shall be paid under this Section 3 to any other heirs or beneficiaries of the Employee or to any heirs or beneficiaries of the Employee’s spouse upon the spouse’s death.

If payments are being paid under this Section 3, no payments are owed by Employer under any other Section of this Agreement, specifically including but not limited to Section 4.

4. Pre-retirement Death Benefit. If the Employee dies prior to:

1)	his or her Total Disability (and has not recovered from such Total Disability), or

2)	Termination of Employment,

Employer shall pay a pre-retirement death benefit to the Employee’s Named Beneficiary in a single lump sum amount equal to twice the Employee’s Base Salary. Such payment shall be made as soon as administratively practical after Visant receives written notice of the Employee’s death.

If payments are being paid under this Section 4, then no payments are owed by the Employer under any other Section of this Agreement, specifically including but not limited to Sections 2 and 3.

5. Total Disability. As stated in Section 2 above, effective as of the Effective Date, the Employee shall be fully vested in the Supplemental Retirement Benefit. If, prior to the Employee’s Termination of Employment or death, the Employee experiences a Total Disability, the lump sum payment of the Supplemental Retirement Benefit, as calculated under Section 2, shall be paid on the Payment Date, in lieu of any payment under Section 2.

6. Termination of Employment. If the Employer determines that the Employee is a “key employee” of a publicly traded corporation within the meaning of Code section 409A(a)(2)(B)(i), then any distributions to the Employee arising on account of the Employee’s Termination of Employment shall be suspended for six months following such Termination of Employment. Any payments that were otherwise payable during the six-month suspension period referred to in the preceding sentence, will be paid as soon as administratively practicable, but not more than 90 days, after the end of such six-month suspension period.

7. Small Benefit. If, at the time benefit payments are scheduled to commence under this Agreement to the Employee or the Employee’s surviving spouse, the lump sum present value of such benefit is less than $100,000, then such benefit will be paid in a single lump sum.

The present value of such benefit will be determined using a reasonable life expectancy table used under the Jostens Pension Plan D (or any such successor or replacement plan) and a discount equal to the prime rate in use by the Wells Fargo Bank, Minneapolis, Minnesota, or any successor organization, at the time of the Employee’s termination or death. A payment pursuant to this Section 7 shall be in lieu of all other benefits otherwise due or payable under this Agreement.

8. No Acceleration. Except as provided in Section 7, neither the time nor schedule of any benefit payment under this Agreement may be accelerated, except as follows:

A. To the extent the Employer determines it necessary to withhold for the payment of FICA taxes imposed under Code section 3101, 3121(a) or 3121(v)(2) and to pay the additional federal income tax under Code section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA taxes, as permitted under Code section 409A.

B. Upon a termination of this Agreement, if and only to the extent and at the time permitted under Code section 409A and only if the Employer agrees to comply with the requirements of such termination imposed by Code section 409A.

9. Life Insurance Contract. Employer has the right to elect to purchase a life insurance contract or contracts on the life of the Employee, for the purpose of providing Employer with cash funds to meet and discharge the payments to be made by it under this Agreement. In such event, Employer shall at all times be the sole and absolute owner of any such life insurance contract or contracts and the sole beneficiary thereof, and shall have the full and unrestricted right to use or exercise all values, privileges and options available thereunder as it may desire, without the knowledge or consent of any other person or persons. It is expressly understood and agreed that notwithstanding any of the terms, provisions or conditions of this Agreement, neither the Employee nor his or her beneficiary, his or her estate, or any other person, persons, or their executors or administrators shall have any right, title or interest whatsoever in or to any such life insurance contract or contracts.

10. Discharge for Cause. Notwithstanding any other provisions of this Agreement to the contrary, in the event the Employee’s employment is terminated for cause, he or she shall forfeit all amounts otherwise due or payable to him or her hereunder. For purposes of this Agreement, “terminated for cause” shall mean a Termination of Employment on account of the Employee’s poor or unsatisfactory performance or misconduct, which has or may result in significant injury to the Employer, its business reputation or financial structure.

11. Noncompete. In consideration for the benefits to be paid to the Employee hereunder, the Employee agrees that from the date of his or her Termination of Employment and during the entire term he or she is receiving any payments under this Agreement he or she will refrain from performing services of any kind, as an employee or otherwise, whether directly or indirectly, to or for the benefit of any person, firm or corporation whose business the board of directors of Visant shall in good faith determine to be competitive with any of the businesses that the Employer was involved in at the time of the Employee’s retirement. Notice of such determination shall be mailed to the Employee at his or her last known mailing address; in the event that the Employee fails to discontinue such activities, all amounts then remaining unpaid under this Agreement shall be automatically forfeited, and the Employee agrees that the Employer shall have no past or future liability to him or her or to any other person hereunder.

12. Employment at Will.

The Employee hereby acknowledges that he or she is an Employee at will and that nothing contained herein constitutes any obligation or commitment by the Employer to continue the Employee in the Employer’s employment.

13. Release. As a condition to qualifying for any of the benefit payments provided for hereunder, the Employee at his or her Termination of Employment and prior to receiving any payments under this Agreement, agrees he or she must execute and not revoke a general release agreement releasing the Employer and its directors, officers, employees and agents from any and all claims or actions of any kind he or she may have against it and them arising out of the Employee’s employment with the Employer. Employee must execute and return the release to the Employer by the date specified in the release following his Termination of Employment and not revoke his or her signature within the seven (7) days thereafter. If Employee does not execute, or executes but revokes, the release, Employer shall be entitled not to commence, or to cease (if any monthly benefits have already been paid) paying any further Supplemental Retirement Benefit payments, and Employee shall have forfeited all rights to any such payments.

14. Additional Considerations.

A. Neither the Employee, his or her beneficiary, nor any other person claiming through or under him or her shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be nonassignable. In the event of any attempted assignment or other disposition, all benefits hereunder are forfeited and Employer shall have no further liability to Employee hereunder. This paragraph shall not, however, restrict a beneficiary’s exercise of a power of appointment conferred upon such beneficiary by the Employee’s beneficiary designation.

B. This Agreement shall be binding upon and inure to the benefit of any successor of Visant, including, but not limited to, any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise acquires all or substantially all of the assets or business of Visant, and upon the Employee and any other person claiming through or under the Employee.

C. Visant shall have the discretionary authority and power to make all determinations as to the rights to benefits under this Agreement. Any decision by denying a claim by the Employee and any other person claiming through or under the Employee for benefits under this Agreement shall be stated in writing and delivered or mailed to the Employee or such other person. Such decision shall set forth the specific reasons for the denial, written to the best of Visant’s ability in a manner that may be understood without legal or actuarial counsel. In addition, Visant shall afford a reasonable opportunity to the Employee or such other person for a full and fair review of the decision denying such claim.

D. This Agreement constitutes the entire agreement regarding the subject matter herein and supersedes the Original Agreement as the same has been previously amended and restated or amended, including pursuant to the 2010 SERP. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

E. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Code section 409A and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that Visant determines that any amounts payable hereunder will be immediately taxable to the Executive under Code section 409A and related Department of Treasury guidance, Visant may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Visant determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as Visant determines necessary or appropriate to comply with the requirements of Code section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date.

[Signature page of Second Amended and Restated Executive Supplemental Retirement Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts, in duplicate, to be effective on the date first written above.

EMPLOYEE:	VISANT HOLDING CORP.:

/s/ Marc L. Reisch	By	/s/ Marie D. Hlavaty
Marc L. Reisch
	Its	SVP